EXHIBIT 10.2(a)
List Of Officers And Directors Entering Into Indemnification Agreement

Name	Position
David E. Siminoff	Chief Executive Officer and Chairman of the Board
Michael Brown	Director
Martial Chaillet	Director
Benjamin Derhy	Director
Laura Lauder	Director
Adam Berger	Director
Jonathan Bulkeley	Director
Christopher Gaffney	Director
Michael Kumin	Director
Scott Sassa	Director
Gregory R. Liberman	President
Mark Thompson	Chief Financial Officer